2-10-1
                          THE INTERLAKE CORPORATION


                   1997 Senior Executive Incentive Program


                             Section 1.  Purpose

          l.l Purpose--The purpose of the Senior Executive Incentive Program ("the Program") is to promote improved performance in 1997 through the provision of meaningful incentives for the achievement of specified financial and individual goals.


                  Section 2.   Eligibility and Participation

          2.l Eligibility--Eligibility for participation in this Program is limited to those Employees deemed to be, by virtue of the nature and scope of their positions, most able to promote the achievement by the Company of its financial objectives and its overall success.

          2.2 Participation--Participation in the Program will be determined by the Board, based upon the recommendation of the Chief Executive Officer and the Compensation Committee.

          2.3 Award Opportunities--For each Participant, the Board will designate, upon the recommendations of the Chief Executive Officer and the Compensation Committee, the Threshold, Plan, Target and Stretch goals for each relevant Performance Measure, and the amount of Award payable to such Participant upon achievement of such goals ( Award Opportunities ).

          2.4 Organizational Units--For each Participant the Board will designate, upon the recommendations of the Chief Executive Officer and the Compensation Committee, the Organizational Unit upon the performance of which such Participant's Awards will be based (i.e., Corporate, Hoeganaes Corporation or Chem-tronics, Inc.).

          2.5 Changes In Participation During Year--Contemporaneously with the demotion or reassignment of a Participant, the Board or the Chief Executive Officer may terminate a Participant s participation in this Program without otherwise affecting the employment status of such Employee. The Employee will be notified of such termination as soon as practicable following such action.
In the case of such a termination, any Award to which the terminated Participant would have been entitled will be pro rated based upon that portion of the Year during which he was a Participant, adjusted for personal performance.

          2.6 No Right to Participate--No Participant or other Employee at any time shall have a right to be selected for participation in this Program, despite having been approved for participation in some other year, nor any right to be selected for participation in any plan or program for any other year, despite having been selected for participation in this Program.


                       Section 3.   Award Determination

          3.1 Performance Measures--Awards will be based on the Performance Measures in the percentages indicated below. All participants will be measured on individual competencies with the exception of the CEO. For the CEO, the 10% weight will be added to the EBIT weight.

          Corporate Participants            Weighting Factor

                                           Other         CEO
          Corporate EBIT                   50  %         60%
          Corporate ACWC/S                 30  %         30%
          Corporate Revenue Growth         10  %         10%
          Individual Competencies          10  %          0%


          Participants in Organizational
          Units Other Than Corporate        Weighting Factor

          Organizational Unit EBIT                40 %
          Organizational Unit ACWC/S              24 %
          Organizational Unit Revenue Growth       8 %
          Individual Competencies                  8 %

Total Organizational Portion                      80%


          Corporate EBIT                          10 %
          Corporate ACWC/S                         5 %
          Corporate Revenue Growth                 5 %
Total Corporation Portion                         20 %
Total Organizational Unit & Corporate Portions   100 %


          3.2 Award Calculation--Each Participant's Award will equal the sum of the amounts earned based on the Award Opportunities set for such Participant in accordance with Section 2.3 for the relevant Performance Measures set by the Board in accordance with Sections 2.3 and 3.1, with interpolation between the Threshold, Plan, Target and Stretch goals in determining the amount earned with respect to each Performance Measure. All determinations of Awards by the Board will be conclusive, absent manifest error.

          3.3   EBIT Threshold--Notwithstanding any other provision of this
Section 3, a Participant may not, in the case of a Corporate Participant, earn any Award, and in the case of any other Participant, earn any Award based on the 80% Award Opportunity related to his or her Organizational Unit, unless his or her Organizational Unit meets its EBIT Threshold. A Participant in an Organizational Unit other than Corporate may not earn any Award based on the 20% Award Opportunity related to Corporate performance unless Corporate meets its EBIT Threshold.

          3.4 Corporate Participants--No Default on Indebtedness. No Corporate Participant may earn any Award if the Company shall, during the course of the Year, default in the payment of principal or interest when due under any note, debenture or other instrument evidencing borrowed money, which default is not cured within the applicable cure period.


                        Section 4.  Payment of Awards

          4.1 Timing--Awards under the Plan will be paid as soon as practicable following the end of the Year as the Board may determine.

          4.2  Form of Payment--All Awards will be paid:

               (a)  Cash portion.   Seventy percent (70%) in cash; and
               (b)  Stock portion.   The remaining thirty percent (30%) either:

                    (i) in the discretion of the Compensation Committee, by the issuance of a number of shares of Stock which has an aggregate market value equal to such 30%, based on the average closing price during December, 1996, of $3.494; or

                    (ii) by the payment of an amount of cash equal to the market value of the number of shares of Stock which would have been issuable pursuant to clause 4.2 (b)(i) immediately above, such market value to be based on the closing price of the Stock as reported in the New York Stock Exchange Composite Transactions in The Wall Street Journal, or as otherwise reliably reported, on the date two weeks prior to the date of the meeting of the Board at which cash awards are granted.

Shares of stock issued pursuant to Section 4.2 (b) (i) may be issued either as fully registered shares or as restricted stock, in the sole discretion of the Compensation Committee.

          4.3 Payment in the Event of Death--In the event of death, Awards will be paid to the Participant's estate.

          4.4 Payment in the Event of Change in Control--If any Participant becomes entitled to payments under this Program by virtue of the operation of
Section 5.3 hereof, such payments will be made at the same time any payments under Section 4 (a) of the Severance Pay Agreements would be payable regardless of whether any payments are actually paid to the Participant in question under
Section 4 (a) of the Severance Pay Agreements.


                    Section 5.   Termination of Employment

          5.l Voluntary Termination; Termination for Cause--In the event a Participant voluntarily terminates employment, or is terminated for Cause, all rights to Awards under this Program will be forfeited.

          5.2 Other Terminations--In the event a Participant's employment is terminated for any reason not covered by Section 5.1 or Section 5.3, including without limitation by reason of death, total and permanent disability (as determined by the Board of Directors) or retirement, or termination by the Company other than for Cause, such Participant will be entitled to a pro rata portion of any Award to which the Participant would have been entitled based upon that portion of the Year during which he or she was a Participant.


                     Section 6.   Rights of Participants

          6.l Employment--Nothing in this Program will interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

          6.2 Nontransferability--No right or interest of any Participant in this Program is assignable or transferable, nor may be made subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

          6.3 Board Member Participants--No member of the Board who also is a Participant will vote as to any action taken by the Board with respect to awards to be made to him under the Program or with respect to his designation as a Participant.


                         Section 7.   Administration

          7.l Administration--Subject to the administrative responsibilities of the Compensation Committee under Section 4.2(b)(i) hereof, this Program will be administered by the Vice President-Human Resources of The Interlake Corporation in accordance with its terms and such rules, if any, as may be established from time to time by the Board for the administration of this Program.

          7.2 Disputes--The determination of the Board as to any disputed question arising under this Program, including questions of construction and interpretation, will be final, binding, and conclusive upon all persons.


                           Section 8.   Amendments

          8.l Amendments--The Board, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Program including final Awards; provided, that no such modification or amendment may, without the consent of a Participant, reduce the right of a Participant (or his successor as the case may be) to a payment or distribution hereunder to which he would have otherwise become entitled under this Program by more than 20%, nor may any amendment modify the provisions of Section 4.4.

          8.2 Discretion--The Board may make such discretionary grants of cash awards hereunder as it deems appropriate. The Compensation Committee may make such discretionary grants of awards payable in Stock hereunder as it deems appropriate.


                             Section 9.   General

          9.l Governing Law--The Program will be construed in accordance with and governed by the laws of the State of Illinois.

          9.2 Withholding Taxes--The Company has the right to deduct from all payments under this Program any Federal, state or local taxes required by the law to be withheld with respect to such payments.

          9.3 Supersession of Prior Program--The Plan hereunder supersedes in its entirety, the Annual Plan under the 1996 Senior Executive Incentive Compensation Program of The Interlake Corporation, except as to Annual Awards and related matters in respect of periods prior to 1997. The Plan hereunder shall not be deemed to supersede the Long Term Plan under the 1996 Senior Executive Incentive Compensation Program.


                          Section 10.   Definitions

          10.l Definitions When capitalized and used in this Program, the following terms have the following meanings:

          (a) "Award" means the amount of incentive compensation earned by a Participant under the Plan.

          (b) "Plan" means the annual plan for the Year set forth as part of this Program.

          (c)  "Performance Measures"   means for each Participant the relevant
               performance measures under the Plan as set by the Board in accordance with Sections 2.3 and 3.1.

          (d) "Average Controllable Working Capital to Sales Ratio" ("ACWC/S") means the ratio of the twelve-month average of Controllable Working Capital (FIFO based) to the total annual net sales of the Organizational Unit, except that Corporate Average Controllable Working Capital to Sales Ratio is the ratio of the twelve-month average Controllable Working Capital (FIFO based) of all Organizational Units (other than Corporate) to the total annual net sales of all such Organizational Units.

          (e)  "Award Opportunities" has the meaning ascribed to it by Section
               2.3.

          (f)  "Board"  means the Board of Directors of The Interlake
               Corporation.

          (g)  "Cause" means "Cause" as defined in the Severance Pay Agreements.

          (h) "Change in Control" has the meaning ascribed to it in the Severance Pay Agreements.

          (i)  "Company"  means The Interlake Corporation.

          (j) "Compensation Committee" means the Management Development and Compensation Committee of the Board of Directors of The Interlake Corporation.

          (k) "Controllable Working Capital (FIFO based)" shall be the net of each Organizational Unit's current assets and current liabilities (other than cash, interest-bearing and intercompany items and income tax related accounts) invested in each such Organizational Unit, at the end of each four or five-week period in each Year. It includes accounts receivable, inventories (before any reserves for LIFO), prepayments and other current assets, minus accounts payable, accrued liabilities, accrued salaries and wages, and taxes other than income. Each of such current assets and current liabilities is subject to adjustment to eliminate items which, in the opinion of the Board, are unusual in nature, amount or both. Corporate Controllable Working Capital is the sum of the Controllable Working Capital of all Organizational Units other than Corporate.

          (l) EBIT for any Organizational Unit means such Organizational Unit's earnings before interest, taxes, minority interest and extraordinary items.

          (m) "Employee" means a regular, active, full-time salaried employee of the Company who is in a position meeting the defined eligibility criteria for participation set forth in Section 3.1.

          (n) "Organizational Unit" means a Participant's Organizational Unit as designated by the Board as contemplated by Section 2.4.

          (o) "Participant" means an Employee who is approved by the Board to participate in the Plan.

          (p) "Performance Measures" means the performance measures adopted by the Board as provided in Section 2.3, consistent with Sections 3.1.

          (q) "Revenue Growth" for any Organizational Unit means the % increase in net sales for the year as compared to fiscal year 1996.

          (r)  "Severance Pay Agreements"   means those Severance Pay Agreements
               dated as of March 1, 1994, between the Company and certain executives as in effect on January 1, 1997, regardless of whether any such agreements remain in effect at any time during this Program.

          (s)  "Stock" means common stock of  the Company.

          (t)  "Year" means the 1997 fiscal year of the Company.